UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2007
Constant Contact, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33707	04-3285398

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Reservoir Place
1601 Trapelo Road, Suite 329
Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Base Salary of Named Executive Officers
     On December 6, 2007, the Compensation Committee of the Board of Directors of Constant Contact, Inc. (the “Company”) approved 2008 base salaries for the Company’s executive officers, including all of the Company’s named executive officers. The following table sets forth 2008 annual base salaries for each of the Company’s named executive officers:

Name	Principal Position	Base Salary

Gail F. Goodman	Chairman, President and	$350,000
	Chief Executive Officer

Eric S. Groves	Senior Vice President, Sales	$205,000
	and Business Development

Thomas C. Howd	Vice President, Services	$210,000

Daniel A. Richards	Vice President, Engineering	$195,000

Steven R. Wasserman	Vice President and Chief	$220,000
	Financial Officer
     2008 Cash Incentive Bonus Plan
     On December 6, 2007, the Compensation Committee of the Company’s Board of Directors also adopted the 2008 Cash Incentive Bonus Plan (the “Bonus Plan”) for its executive officers, including all of the Company’s named executive officers. The Bonus Plan provides for pro rata quarterly cash incentive bonus payments. Amounts payable under the Bonus Plan are calculated as a percentage of the applicable executive’s base salary, with corporate financial targets weighted 70% and individual performance goals weighted 30% in the bonus analysis, except that, in the case of Ms. Goodman, the corporate financial targets are weighted 100%. The target bonus percentage amounts for the named executive officers are as follows: 50% of base salary for Ms. Goodman; 40% of base salary for Messrs. Groves, Howd and Wasserman and 35% of base salary for Mr. Richards.
•	Corporate Financial Targets
     The corporate financial targets are based on two financial metrics: (i) average monthly revenue growth, or AMRG, and (ii) earnings before interest, taxes, depreciation and amortization margin as a percentage of revenue, or EBITDA Margin. For all named executive officers other than Ms. Goodman, of the total corporate financial target bonus amount payable under the Bonus Plan, approximately 71% will be paid out based on the AMRG metric and approximately 29% based on the EBITDA Margin metric. For Ms. Goodman, 70% of the entire bonus amount she is eligible to receive under the Bonus Plan is based on the AMRG metric and the remaining 30% on the EBITDA Margin metric. No bonus payment will be made to any executive based on the AMRG metric unless the AMRG achieved by the Company exceeds at least 85% of the target amount established by the Company’s Board of Directors, in which event the executive will be eligible to receive 50% of the bonus allocable to the AMRG metric. In the event that this minimum AMRG target amount is exceeded, the executive will be eligible to receive an increase of 3.333% in the bonus allocable to the AMRG metric for every 1% by which the Company exceeds 85% of the target amount, up to a maximum of 135% of the AMRG target amount. No bonus payment will be made based on the EBITDA Margin metric unless the EBITDA Margin achieved by the Company exceeds at least 95% of the target amount established by the Company’s Board of Directors, in which event the executive will be eligible to receive 95% of the bonus allocable to EBITDA Margin metric. In the event that this minimum EBITDA Margin target amount is exceeded, the executive will be eligible to receive an increase of 1% in the bonus allocable to EBITDA Margin metric for every 1% by which the Company exceeds 95% of the target amount, up to a maximum of 105% of the EBITDA Margin target.
•	Individual Performance Goals
     Individual performance goals for each of the executive officers, other than Ms. Goodman, are established by Ms. Goodman and are tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Under the Bonus Plan, Ms. Goodman establishes the particular individual performance goals for each executive using the foregoing criteria at the beginning of each quarter of 2008. None of the individual performance goals for the first quarter of 2008 have yet been established.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.
Date: December 12, 2007	By:	/s/ Robert P. Nault
Robert P. Nault
Vice President and General Counsel